EXHIBIT 11

                                Reed Smith LLP
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                               435 Sixth Avenue
                          Pittsburgh, PA 15219-1886

                              ___________, 2006

The Directors of

FEDERATED MUNICIPAL SECURITIES FUND, INC.
5800 Corporate Drive
Pittsburgh, PA  15237-7000

      Re:  Legality of Shares Opinion

Ladies and Gentlemen:

      Federated Municipal Securities Fund, Inc. ("Acquiring Fund" and/or the "Corporation"), propose to acquire the assets of Sentinel Tax-Free Income Fund, a series of Sentinel Group Funds, Inc., ("Acquired Fund"), in exchange for Class A Shares of the Acquiring Fund ("Shares") pursuant to the Agreement and Plan of Reorganization dated _____________, 2006 ("Agreement"), included as an exhibit to the registration statement of the Corporation filed on Form N-14 (Securities Act of 1933 No. to be assigned) under the Securities Act of 1933, as amended ("N-14 Registration Statement").

      As counsel we have reviewed the appropriate documents relating to the organization of the Corporation, its registration under the Investment Company Act of 1940 and the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration Statement. Specifically, we have examined and are familiar with the Articles of Incorporation and Bylaws of the Corporation, and such other documents and records as we deemed relevant for the purpose of rendering this opinion. We have also reviewed questions of law as deemed necessary or appropriate by us for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that:

      1. The Corporation is duly organized and validly existing pursuant to its Articles of INcorporation.

      2. The Shares, when issued pursuant to the Agreement, will be legally and validly issued in accordance with the Articles of INcorporation. Such Shares, when so issued, will be fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration Statement referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

                                          Yours truly,

                                          Reed Smith LLP